EXHIBIT 10.3

THIS WARRANT, AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR ANY APPLICABLE FOREIGN OR STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH ACT OR LAWS UNLESS OFFERRED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR LAWS.

Warrant No. ___

WARRANT

To Purchase Shares of Common Stock of

CIPRICO INC.

June 6, 2006

CIPRICO INC., a Delaware corporation (the “Company”), for value received, hereby certifies that Broadcom Corporation (the “Holder”) is entitled, subject to the terms set forth below, upon exercise of this Warrant to purchase from the Company such number of shares of the common stock, par value $0.01 per share, of the Company (the “Ciprico Common Stock”) specified in Section 2(b) below at the exercise price per share specified in Section 2(a) below (as adjusted pursuant to the terms of this Warrant). The shares of the Ciprico Common Stock issuable upon exercise of this Warrant, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares.”

This Warrant is one of a series of warrants issued pursuant to that certain Technology License and Asset Purchase Agreement of even date herewith to which the Company and the original Holder are parties (the “Agreement”).

This Warrant is further subject to the following provisions, terms and conditions:

1.             Term; Termination of Warrant.

(a)           Subject to the vesting requirements set forth in Section 2, this Warrant may be exercised by the Holder, in whole or in part, in the manner described in Section 3 hereof at any time before 5:00 p.m. in Minneapolis, Minnesota on June 6, 2012 (the “Expiration Date”). In the event that the Expiration Date of this Warrant falls on a day which is not a Business Day, the Expiration Date shall be adjusted to the Business Day immediately following such Expiration Date. As used herein, the term “Business Day” means each day other than a Saturday, Sunday or other day on which banks in the location of the principal office of the Company are legally authorized to close. At 5:00 p.m., Minnesota time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value, provided, that if the closing sales price of Ciprico Common Stock on the Expiration Date is greater than 150% of the Exercise Price on the Expiration Date, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised) on a “cashless exercise” basis at 5:00 p.m. Minnesota time on the Expiration Date.

2.             Warrant Shares and Exercise Price.

(a)           Exercise Price. The per share warrant exercise price (the “Exercise Price”) shall equal $8.00, subject to adjustment as provided herein.

(b)           Number of Warrant Shares. This Warrant shall become exercisable based on the vesting provisions set forth in paragraph 2(c), for 300,000 shares of Ciprico Common Stock, subject to adjustment as provided herein. Holder may continue to exercise this Warrant under the terms and conditions set forth herein until the termination or expiration of the Warrant as provided herein. If the Holder does not purchase upon an exercise of this Warrant the full number of shares which Holder is then entitled to purchase, the Holder may purchase upon any subsequent exercise prior to this Warrant’s termination such previously unpurchased shares in addition to those the Holder is otherwise entitled to purchase.

(c)  Vesting. This Warrant shall vest and become exercisable as to 100% of the total Warrant Shares on June 6, 2008 if Company Revenues from the Licensed Software (whether pursuant to licenses sold by Holder or Company, and whether for Holder or non-Holder based platforms) for the period from June 6, 2007 to June 6, 2008 exceed four million dollars ($4,000,000) and Company Revenue related to RAID Controller Cards for the period from June 6, 2007 to June 6, 2008 exceeds fifteen million dollars ($15,000,000). Otherwise, if this Warrant has not vested previously, then this Warrant shall vest and become exercisable as to 100% of the total Warrant Shares on June 6, 2009 if the aggregate Company Revenues from the Licensed Software (whether pursuant to licenses sold by Holder or Company, and whether for Holder or non-Holder based platforms) for the period from the date of the Closing to June 6, 2009 exceed ten million dollars ($10,000,000) and the aggregate Company Revenues related to RAID Controller Cards for the period from the date of the Closing to June 6, 2009 exceed forty million dollars ($40,000,000). For purposes of this Warrant, the terms “Revenue,” “Licensed Software,” “RAID Controller Cards,” and “Closing” shall have the meaning set forth in the corresponding definitions of the Agreement.

3.             Manner of Exercise. Subject to the vesting provisions set forth in paragraph 2 (c) above, this Warrant may be exercised by the Holder, in whole or in part (but not as to any fraction of a share of Ciprico Common Stock), by surrendering this Warrant, with the Exercise Form attached hereto as Exhibit A filled in and duly executed by such Holder or by such Holder’s duly authorized attorney, to the Company at its principal office accompanied by payment of the aggregate exercise price therefore (equal to the Exercise Price multiplied by the number of shares as to which the Warrant is being exercised).

At the option of the Holder, the Exercise Price may be paid in one or more of the following manners:

(i)                     a certified check or wire transfer of immediately available funds,

(ii)                  surrender of stock certificates then held representing that number of shares having an aggregate current fair market value (as defined in paragraph 5(b) below) on the date of exercise equal to the aggregate Exercise Price for all shares to be purchased pursuant to this Warrant, or

(iii)               by a “Cashless Exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the fair market value (as defined in paragraph 5(b) below) of Ciprico Common Stock on the date of exercise.

B = the Exercise Price.

(iv)              any combination of the foregoing methods.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for such Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

4.             Effective Date of Exercise. Each exercise of this Warrant shall be deemed effective as of the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3 above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates. As promptly as practicable, but in no event later than 15 Business Days after the exercise of this Warrant in full or in part, the Company will, at its expense, cause to be issued in the name of and delivered to the Holder or such other person as the Holder may (upon payment by such Holder of any applicable transfer taxes) direct:  (i) a certificate or certificates for the number of full Warrant Shares to which such Holder is entitled upon such exercise (or upon the Holder’s request, the Company will deliver the Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions), and (ii) unless this Warrant has expired, a new Warrant or Warrants (dated the date hereof and in form identical hereto) representing the right to purchase the remaining number of shares of Ciprico Common Stock, if any, with respect to which this Warrant has not then been exercised.

Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for Warrant Shares upon exercise of this Warrant except in accordance with exemptions from the applicable securities registration requirements or registrations under applicable securities laws. Nothing herein, however, shall obligate the Company to effect registrations under federal or state securities laws. If registrations are not in effect and if exemptions are not available when the Holder seeks to exercise the Warrant, the Warrant exercise period will be extended, if need be, to prevent the Warrant from expiring, until such time as either registrations become effective or exemptions are available, and the Warrant shall then remain exercisable for a period of at least 30 calendar days from the date the Company delivers to the Holder written notice of the availability of such registrations or exemptions. The Holder agrees to execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Company, or the registrations made, for the issuance of the Warrant Shares.

5.             Protection Against Dilution.

(a)           Adjustment for Stock Splits, Dividends and Combinations. If the Company, at any time after the date of this Warrant, subdivides, declares a dividend payable in, or combines the outstanding shares of Ciprico Common Stock then (i) the number of shares of Ciprico Common Stock for which this Warrant may be exercised as of immediately prior to the subdivision, combination or record date for such dividend payable in Ciprico Common Stock shall forthwith be proportionately decreased, in the case of combination, or increased, in the case of subdivision or dividend payable in Ciprico Common Stock (calculated to the next highest whole share), and (ii) the Exercise Price in effect immediately prior to the subdivision, combination or record date for such dividend payable in Ciprico Common Stock shall forthwith be proportionately increased, in the case of combination, or decreased, in the case of subdivision or dividend payable in Ciprico Common Stock, computed to the nearest whole cent.

(b)           Adjustment for Other Dividends and Distributions. If the Company, at any time after the date of this Warrant, distributes to holders of Ciprico Common Stock any assets or debt securities or any rights or warrants to purchase debt securities, assets or other securities (including Ciprico Common Stock, other than pursuant to a stock split or stock dividend under Section 5(a) above), the Exercise Price shall be adjusted in accordance with the formula:

E1 = E x [(O x M) - F]
O x M

where:

E1  =     the adjusted Exercise Price, computed to the nearest whole cent.

E   =      the Exercise Price prior to adjustment pursuant to this subsection.

M  =     the fair market value per share of Ciprico Common Stock before the record date mentioned below.

O  =        the number of shares of Ciprico Common Stock outstanding on the record date mentioned below.

F  =         the fair market value on the record date of the aggregate of all assets, securities, rights or warrants distributed, as determined in good faith by the Company’s Board of Directors.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. Upon each adjustment of the Exercise Price, the Holder shall be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares (calculated to the next highest whole share) that is equal to the quotient of (i) the Exercise Price immediately prior to such adjustment multiplied by the number of shares purchasable pursuant hereto immediately prior to such adjustment; divided by (ii) the Exercise Price resulting from such adjustment.

(c)           For purposes of this paragraph 5(b) and paragraph 3 above, the “fair market value” of a share of Ciprico Common Stock shall be calculated as follows:

(i)            if the Ciprico Common Stock is listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, then the average of the prices of such stock at the close of the regular trading session of such market or exchange for the ten (10) Business Days immediately preceding the applicable valuation date, or

(ii)           if the Common Stock is not so listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, then the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service for the ten (10) Business Days immediately preceding the applicable valuation date, or

(iii)         if the Common Stock is not publicly traded as of such date, the per share fair market value as reasonably determined in good faith by the Company’s Board of Directors.

(d)           If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person (as defined below), (ii) the Company effects any sale of all or substantially all of its assets or licenses all or substantially all of its intellectual property in one or a series of related transactions, or (iii) the Company effects any reclassification of the Ciprico Common Stock or any compulsory share exchange pursuant to which the Ciprico Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Ciprico Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ciprico Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall, issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, or other business organization.

(e)           If, prior to June 6, 2009, (i) a Fundamental Transaction occurs, (ii) in the one year period prior to the Fundamental Transaction the Company has generated Revenues from the Licensed Software (whether pursuant to licenses sold by Holder or Company, and whether for Holder or non-Holder based platforms) of at least three million two hundred thousand dollars ($3,200,000) and Revenues related to RAID Controller Cards of at least twelve million dollars ($12,000,000), and (iii) the surviving entity following the Fundamental Transaction (the “Surviving Company”) fails to generate Minimum Post-Acquisition Revenues (as defined below) in the period ending on the one year anniversary of the Fundamental Transaction, then any Warrant Shares at the time subject to this Warrant but not otherwise vested shall automatically vest so that this Warrant shall become exercisable for all of the Warrant Shares as fully vested shares of Common Stock of the Surviving Company and may be exercised for any or all of those vested shares. “Minimum Post-Acquisition Revenues” shall equal the sum of (i) 80% of the Company’s Revenue relating to RAID Controller Cards in the four most recent fiscal quarters prior to the Fundamental Transaction; and (ii) 80% of the Company’s Revenue from the Licensed Software (whether pursuant to licenses sold by Holder or Company, and whether for Holder or non-Holder based platforms) in the four most recent fiscal quarters prior to the Fundamental Transaction.

(f)            Successive Adjustments and Notice. The above provisions of this Section 5 shall similarly apply to successive stock splits, combinations, dividends, reorganizations, reclassifications, consolidations, mergers or sales. The Company shall deliver written notice of each such event, and of each such adjustment to the Exercise Price and type of shares or other consideration acquirable upon exercise of this Warrant resulting from such proposed event, to the Holder not less than twenty (20) days prior to such event. Such notice shall set forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment and the method by which such adjustment was calculated. If any event occurs of the type contemplated by the adjustment provisions herein, but which is not expressly provided for by such provisions, the Company will deliver notice of such event as provided above and the Company will make an appropriate adjustment in the Exercise Price and the number and type of shares acquirable upon exercise of this Warrant so that the rights of the Holder shall be neither enhanced nor diminished as a result of such event.

6.             No Voting Rights. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company unless and until exercised pursuant to the provisions hereof.

7.             Transfer or Exchange without Registration; Covenants of Holder.

(a)           In the event the Holder desires to transfer this Warrant or the Warrant Shares acquirable upon exercise thereof, the Holder shall provide the Company written notice describing the manner of such transfer and an opinion of counsel which shall be satisfactory to the Company and counsel to the Company, that the proposed transfer may be effected without registration under the Securities Act or applicable state securities registration laws, whereupon the Holder shall be entitled to transfer this Warrant or the Warrant Shares in accordance with such notice upon receipt of the consent of the Company to such transfer, which consent will not be unreasonably withheld. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form an amount to the Company, or, in the case of any such mutilation, upon surrender of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor. The Company may condition any issuance or sale, pledge, assignment or other disposition of the Warrant or the Warrant Shares on the receipt from the party to whom this Warrant is to be so transferred or to whom Warrant Shares are to be issued or so transferred of any representations and agreements requested by the Company in order to permit such issuance or transfer to be made pursuant to exemptions from registration under federal and applicable state securities laws. Each certificate representing the Warrant (or any part thereof) and any Warrant Shares shall be stamped with appropriate legends setting forth these restrictions on transferability.

(b)           The Holder, by acceptance hereof, represents and warrants that (i) the Holder is acquiring this Warrant for Holder’s own account for investment purposes only and not with a view to its resale or distribution, (ii) the Holder has no present intention to resell or otherwise dispose of all or any part of this Warrant or the Warrant Shares acquirable hereunder, other than pursuant to registration under federal and state securities laws or an exemption from such registration, the availability of which the Company shall determine in its sole and reasonable discretion, (iii) the Holder is an “accredited investor” as that term is defined in Regulation D of the General Rules and Regulations promulgated under the Securities Act, and (iv) the Holder is experienced and knowledgeable in financial and business matters, is capable of evaluating the merits and risks of investing in the Warrant Shares, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks.

8.             Covenants of the Company. The Company covenants and agrees that all shares that may be issued upon exercise of this Warrant will, upon issuance, be duly authorized and issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company has and will at all times have authorized, and reserved for the purpose of issuance upon exercise hereof, a sufficient number of shares of its Ciprico Common Stock to provide for the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Ciprico Common Stock upon the exercise of this Warrant

9.             Certain Notices. The Holder shall be entitled to receive from the Company, immediately upon declaration thereof and at least 20 days prior to the record date for determination of stockholders entitled thereto or to vote thereon (or, if no record date is set, prior to the event), written notice of any event that could require an adjustment pursuant to Section 5 hereof or of the dissolution, liquidation or winding up of the Company. All notices under this Warrant shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Holder, to:

Broadcom Corporation

Attn: David A. Dull

General Counsel

16215 Alton Parkway

Irvine, CA 92618

Fax: (949) 450-0504

if to the Company to:

Ciprico Inc.

Attn:  Mr. Monte S. Johnson

Sr. Vice President, Chief Financial Officer

7400 Medina Road, Suite 800

Plymouth, MN 55447

Ph:  (763) 551-4016

with a copy to:

Fredrikson & Byron, P.A.

Attn:  Melodie Rose, Esq.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402-1425

Ph:  (612) 492-7162

Fax:  (612) 492-7077

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

10.           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof. Without limiting the rights of the parties to pursue in any appropriate jurisdiction their respective rights with respect to any judgment obtained in respect hereof, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of the courts of the State of Delaware or any United States court of competent jurisdiction situated therein to adjudicate any legal action commenced in respect of this Warrant and waive any objections either may have at any time to such jurisdiction and venue. The parties agree to the personal jurisdiction of such courts and agree that service of process may be made pursuant to notice sent in accordance with Section 10.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its authorized officer and dated as of the date stated above.

CIPRICO INC.
By:	/s/ JAMES W. HANSEN
Its:	Chairman and Chief Executive Officer